Exhibit (l)
__________ ___, 2011
GMO Series Trust
40 Rowes Wharf
Boston, Massachusetts 02110
Re: Subscription for Shares
Ladies and Gentlemen:
Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”), in consideration of the formation of GMO Series Trust (the “Trust”) and its initial series, GMO U.S. Core Equity Series Fund (the “Fund”), has subscribed for 5,000 Class R1 shares of beneficial interest of the Fund (the “Shares”) and has paid the Fund $100,000 in exchange for the Shares ($20.00 per share).
The Shares subscribed for in this letter were issued prior to the effective date of the registration statement relating to the Shares under the Securities Act of 1933, as amended (the “Act”), and were paid for in cash.
In connection with your sale to us of the Shares, we understand that: (i) the Shares have not yet been registered under the Act; (ii) your sale of the Shares to us is in reliance on the sale’s being exempt under Section 4(2) of the Act as not involving any public offering; (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein or with the current intention to redeem the Shares; (iv) this letter and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of GMO; and (v) this letter is executed on behalf of the Trust by an officer of the Trust as an officer and not individually, and the obligations imposed upon the Trust by this letter are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Act, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Act, or any rules and regulations promulgated thereunder.
This letter is intended to take effect as an instrument under seal and shall be construed under the laws of The Commonwealth of Massachusetts.
Please indicate your agreement and acceptance of this subscription by signing below.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:
Name:
Title:

Accepted and Agreed to on ___________ ___, 2011

GMO SERIES TRUST, on behalf of GMO U.S. Core Equity Series Fund

By:
Name:
Title: